Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Lincoln National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Depositary Shares Each Representing 1/25th Interest in a Share of 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C	Rule 457(r)	500,000	$1,000	$500,000,000	0.00011020	$55,100

	Equity	9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C	Rule 457(r)	(2)	(2)	(2)	0.00011020	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$500,000,000		$500,000,000

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$55,100

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Lincoln National Corporation initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-249058), filed on September 25, 2020.

(2)	No separate consideration will be payable in respect of shares of 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, which are issued in connection with this offering.